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                                                                    EXHIBIT 99.1
[ALLEN TELECOM LOGO]
                                                           FOR IMMEDIATE RELEASE



                     ALLEN TELECOM ANNOUNCES FIRST QUARTER
                   EARNINGS EXCEEDING CONSENSUS EXPECTATIONS

     BEACHWOOD, OHIO, April 22, 2002 - Allen Telecom Inc. (ALN: NYSE) reported today that earnings per common share for the first quarter ended March 31, 2002 were a loss of $.02 per common share. These earnings compare to income per common share of $.09 for the first quarter of 2001 and a loss per common share of $.12 for the fourth quarter of 2001. The loss for the fourth quarter of 2001 was $.07 before a restructuring charge of $.05 per common share. Each of these prior year quarters in 2001 included a charge for amortization of goodwill of approximately $.07 per common share, which is no longer included as a charge to earnings commencing with the adoption of new accounting rules beginning in the first quarter of 2002.

     Sales for the first quarter of 2002 were $89.9 million as compared to $108.5 million in sales for the first quarter of 2001 and $89.6 million in the fourth quarter of 2001. This 17% decline in sales as compared to the first quarter of 2001 was the result of significantly weaker sales for our Base Station Subsystems and Components and our Base Station and Mobile Antenna Products. The weaker sales in these product lines were offset, in part, by strong sales of our new product line, Geolocation Products, where sales were $12.5 million as compared to no sales in last year's first quarter. The magnitude of the weakness in our Base Station Subsystems and Components product line was partially offset by the acquisition of Bartley R. F. Systems late in 2001 which was included, for the first time, in our results for this year's first quarter.

     Total backlog at March 31, 2002 was $95.7 million, down 22.5% compared to the fourth quarter of 2001 as customers continue to defer making purchasing decisions and commitments. We have received orders from three new customers of our Grayson Wireless division's Geometrix(R) geolocation systems for deployment in 2002, and would also expect to book additional orders during the course of this year.

     Robert G. Paul, President and Chief Executive Officer of Allen Telecom Inc., stated: "The telecommunications industry continues to remain weak and many of our wireless operator customers in Europe and the U.S. have announced capital spending reductions and delays. Our OEM customers have experienced sales declines due to the same capital spending reductions by wireless operators and are projecting only modest improvements over the next three to six month period.



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Despite the current weakness in our business, we do expect to see a gradual and steady improvement in our weaker businesses during the balance of the year.

     "We are very pleased that we were able to complete our recent $50 million Convertible Preferred Stock offering in a very difficult equity market. This offering has allowed us to substantially reduce our outstanding debt and improve our liquidity. We have focused on generating cash through working capital reductions and limits on capital spending throughout the Company. During the first quarter we reduced debt levels by $49.5 million from year-end 2001 to March 31, 2002. In addition to raising funds through the offering, we were also successful in reducing our inventory levels in the first quarter of 2002 by more than $10 million, or 9%, after an even larger reduction in the fourth quarter of 2001. We plan to continue to reduce expenses and working capital while not disrupting our long-term strategic objectives. The closing of our Sparks, Nevada facility will be complete by the end of April, 2002 when its operations will be fully merged into the Bartley facility in Massachusetts. The projected cost savings of $4-5 million annually will begin to be realized in the second quarter.

     "We believe that based on the continued growth in mobile phone users and minutes of use as well as the introduction of third generation (3G) technology, the future for global wireless communications still remains strong despite the current environment. We have continued to invest in new technology and new products. One of the more exciting new products is within our Repeater and In-Building Coverage Products. MIKOM is in the process of rolling out pilot programs for a new distributed antenna/repeater system. This system is a multi-operator microcell-distributed antenna system for use in both 2G and 3G wireless communications systems for both indoor and outdoor network locations.

     "Looking forward, we expect second quarter sales to be relatively flat compared with the first quarter 2002 due to a short term reduction in geolocation sales, to be followed by increased sales in the third and fourth quarters of 2002 of Geolocation Products. During the second quarter we expect overall margins to continue to be under pressure as the increases in the sales of our lower margin base station components and base station antennas coincide with the lower sales of higher-margin geolocation products in the second quarter. We believe sales for the full year 2002 will exceed sales in 2001 and we expect to be profitable for the full year."

     Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. FOREM supplies sophisticated filters, duplexers, combiners, amplifiers and microwave radios to an array of OEM customers. MIKOM focuses on providing repeaters, in-building systems and other products that enhance both the coverage and the capacity of a wireless system. Tekmar Sistemi provides integrated low power fiber optic and cable distributed antenna systems for indoor coverage systems. Decibel Products and Antenna Specialists manufacture land based and mobile antennas in frequency bands that cover all of the traditional wireless networks. Grayson Wireless supplies measurement and signal processing systems for testing the performance of a wireless network, network-based wireless caller geolocation systems for E 911 and


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value added services. Comsearch offers program management, network planning, engineering, development and installation of wireless networks worldwide.

     Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future performance and financial results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company, include, among others, the cost incurred, savings realized and timing of the integration of acquisitions, such as the integration of Bartley R.F. Systems and the consolidation of the Company's Nevada facility into Bartley's Amesbury, MA facility; the cost, success and timetable for new product development including, for example, products for 3G, E 911 and power amplification; the health, economic stability and relative currency valuations in world and national markets; the cost and outcome of litigation, including, for example, a lawsuit filed by a competitor in the E 911 geolocation business claiming infringement by the Company of intellectual property rights; the cost and availability of capital and financing to the Company and its customers; the uncertain timing and level of purchases by the limited number of the Company's customers of both current products and services, and those under development; the effective realization of inventory, receivables and other working capital assets to cash; the impact of competitive products and pricing in the Company's markets; the ability of the company to generate future U.S. profits or to implement other tax planning strategies needed to utilize the Company's tax loss carry forwards; the impact of U.S. and foreign government legislative/regulatory actions, including, for example, the scope and timing of E 911 geolocation requirements in the U.S. markets and spectrum availability and licensing for new wireless applications; the impact of future business conditions on the Company's ability to meet terms and conditions of the Company's borrowing agreements; the cost, timing and availability of personnel, facilities, materials and vendors required for the Company's current and future products; and whether and when backlog will be converted to customer sales. Allen Telecom Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q may contain additional factors.

For further information contact:       Dianne B. McCormick
                                       Director, Investor Relations
                                       (216) 765-5855 (phone)
                                       (216) 765-0375 (fax)
                                             Dianne McCormick@allentele.com
                                             ------------------------------



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                               ALLEN TELECOM INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                      -------------------------------------------
                                                            2002                     2001
                                                      -------------------    --------------------
SALES                                                    $   89,869                 $ 108,543

Cost of sales                                               (68,702)                  (78,639)
                                                         -----------               -----------

Gross profit                                                 21,167                    29,904

Operating Expenses:
   Selling, general and administrative
     expenses                                               (13,154)                  (14,365)

    Research and development and product
        engineering costs                                    (6,609)                   (6,900)

    Amortization of goodwill (Note 1)                             -                    (1,980)
                                                      -------------               ------------

Operating income                                              1,404                     6,659

Net interest expense                                         (2,366)                   (2,595)
                                                        ------------              ------------

(Loss) income before taxes and minority interest               (962)                    4,064

Benefit (provision) for income taxes                            340                    (1,585)
                                                       ------------                -----------

(Loss) income before minority interest                         (622)                    2,479

Minority interest                                               (20)                      (42)
                                                      --------------             -------------

NET (LOSS) INCOME                                       $      (642)                $   2,437
                                                        ============                =========

NET (LOSS) INCOME PER COMMON SHARE,
   Basic and Diluted                                         $ (.02)                   $  .09
                                                             =======                   ======


Weighted average common shares outstanding:
    Basic                                                    30,300                    27,930
    Diluted                                                  30,300                    28,350





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Note 1:   Effective January 1, 2002, the Company implemented the provisions of
          Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." This Statement changed the accounting for goodwill from an amortization method to an impairment only approach; accordingly, the company ceased amortizing goodwill beginning in the first quarter of 2002. This change improved the reported Net (Loss) Income Per Common Share by approximately $.07 per common share (basic and diluted).

          The following supplemental information is presented, on a proforma basis, for the consolidated results of operations for the first quarter of 2001, as compared with the first quarter 2002, adjusted to exclude amortization of goodwill in the first quarter of 2001 (amounts in thousands):


                                                                                Three Months Ended
                                                                                    March 31,
          --------------------------------------------------------------------------------------------------
                                                                           2002                  2001
          --------------------------------------------------------------------------------------------------
          Reported net (loss) income                                   $     (642)           $   2,437
          Add back goodwill amortization (net of related
               income taxes)                                                    -                1,975
                                                                    ----------------------------------------
          Proforma net (loss) income                                   $     (642)           $   4,412
                                                                    ----------------------------------------

          Reported (loss) earnings per common share
             (basic and diluted)                                            $(.02)                $.09
          Effect of goodwill amortization                                       -                  .07
                                                                    ----------------------------------------
          Proforma (loss) earnings per common share                         $(.02)                $.16
          --------------------------------------------------------------------------------------------------


Note 2: Segment information for the Company is as follows (amounts in thousands):

                                                                                Three Months Ended
                                                                                    March 31,
          --------------------------------------------------------------------------------------------------
                                                                           2002                  2001
          --------------------------------------------------------------------------------------------------
          Sales to external customers:
             Wireless communications equipment:
                Base station subsystems and components                 $   33,707            $  59,423
                Repeater and in-building coverage products                 22,470               22,820
                Base station and mobile antennas                           16,626               20,520
                Geolocation products                                       12,490                    -
                                                                    ----------------------------------------
                   Total wireless communications equipment                 85,293              102,763
             Wireless engineering and consulting services                   4,576                5,780
          --------------------------------------------------------------------------------------------------
                   Total sales                                         $   89,869            $ 108,543
          --------------------------------------------------------------------------------------------------
          Results of operations:
             Wireless communications equipment                         $    3,289            $  10,262
             Wireless engineering and consulting services                     (17)                 158
                                                                    ----------------------------------------
                                                                            3,272               10,420
          Goodwill amortization                                                 -               (1,980)
          General corporate expenses                                       (1,868)              (1,781)
          --------------------------------------------------------------------------------------------------
          Operating income                                             $    1,404            $   6,659
          --------------------------------------------------------------------------------------------------




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                               ALLEN TELECOM INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                               MARCH 31,         DECEMBER 31,
                                                                 2002                2001
                                                            --------------    -----------------
                                                               (Unaudited)
ASSETS
Cash and equivalents                                           $  14,213          $  16,368
Receivables                                                       94,266             92,291
Inventories                                                      113,276            124,026
Other current assets                                              27,218             25,245
                                                               ---------          ---------
     Total current assets                                        248,973            257,930

Fixed assets                                                      39,177             41,290
Goodwill                                                         141,060            140,995
Other                                                             70,357             71,741
                                                              ----------         ----------
     TOTAL ASSETS                                               $499,567           $511,956
                                                                ========           ========

LIABILITIES
Notes payable and current maturities of long-term
    obligations                                                $  12,154          $  12,318
Accounts payable                                                  35,036             40,355
Accrued expenses                                                  27,211             27,827
Income taxes                                                      12,794             14,633
                                                               ---------          ---------
     Total current liabilities                                    87,195             95,133

Long-term debt                                                    91,206            140,530
Other liabilities                                                 18,126             17,936
                                                               ---------          ---------
     TOTAL LIABILITIES                                           196,527            253,599

REDEEMABLE CONVERTIBLE PREFERRED STOCK                            50,000                  -

STOCKHOLDERS' EQUITY                                             253,040            258,357
                                                               ---------          ---------
     TOTAL LIABILITIES AND  STOCKHOLDERS' EQUITY               $ 499,567          $ 511,956
                                                               =========          =========